Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-208233 on Form S-8 and Registration Statement No. 333-208413 on Form S-1 of our report dated May 27, 2016, relating to the consolidated and combined financial statements of CSRA Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the consolidated and combined financial statements on and prior to November 27, 2015 and the adoption of Accounting Standards Update 2015-17, ”Balance Sheet Classification of Deferred Taxes” ) appearing in this Annual Report on Form 10-K of the Company for the year ended April 1, 2016.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
May 27, 2016